EXHIBIT 10.43

MASTER SERVICES AGREEMENT

This Master Agreement (“Agreement”) made this 11th day of December, 2001, by and between Reliant Pharmaceutical, LLC, with its principal executive offices located at Liberty Corner, New Jersey (“Sponsor”), and PPD Development, LLC, a Texas limited liability company with its principal executive offices located at 3151 17th Street Extension, Wilmington, North Carolina 28412, USA (“PPD”).

WHEREAS, Sponsor is engaged in the development, manufacture, distribution, and sale of pharmaceutical products; and

WHEREAS, PPD is a contract research organization engaged in the business of managing clinical research programs; and

WHEREAS, Sponsor may wish to retain the services of PPD from time to time to perform clinical research services in connection with certain clinical research programs Sponsor is conducting (individually, “Study”) as more fully set forth in various project specific addenda to be attached to this Agreement and incorporated herein by reference (“Project Addenda”); and

WHEREAS, PPD is willing to provide such services to Sponsor in accordance with the terms and conditions of this Agreement and attached Project Addenda.

NOW, THEREFORE, for good and valuable consideration contained herein, the exchange, receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.            Project Addenda.

In the event that the parties hereto shall reach agreement with respect to a particular Study, a Project Addendum for said Study shall be attached to this Agreement and the two shall collectively, independent from other Project Addenda, constitute the entire agreement for the specific Study. No Project Addendum shall be attached to this Agreement without first being executed by the parties hereto. To the extent any terms set forth in a Project Addendum shall conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise specifically set forth in the Project Addendum.

2.            Services.

2.1           PPD hereby agrees to provide to Sponsor the services described in the Services section of each Project Addendum attached to this Agreement (the “Services”). In performing the Services, PPD shall comply with the applicable Study Protocol (“Protocol”) which shall be incorporated therein, this Agreement, applicable Project Addendum, the written instructions of Sponsor, standard operating procedures approved by Sponsor, relevant professional standards, ICH Guidelines and all applicable laws, rules and regulations, including, but not limited to, the Federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto. PPD shall ensure that all employees and agents assigned to perform Services hereunder are made aware of the obligations contained in this Agreement and are bound by such obligations. The responsibility for the Services is being transferred to PPD in accordance with 21 C.F.R. Section 312.52 (a copy of the transfer of obligations is attached to each Project Addendum.)

2.2           In the event that PPD is requested or required to perform services beyond that which are specifically set forth m a Project Addendum or if Sponsor desires to change the scope of services provided under this Agreement, any such additional services and a compensation schedule therefor must be mutually agreed upon by the parties in writing prior to the provision of said services. Said mutually agreed upon writing shall be a CHANGE ORDER to the pertinent Project Addendum and the services set forth therein shall be deemed to be Services as the term is used in this Agreement, and thereby shall be governed by the terms and conditions of this Agreement and the Project Addendum.

2.3           In the event that Sponsor requests in writing PPD to make and/or distribute copies of copyrighted materials such as journal articles or excerpts from publications, Sponsor agrees to pay the cost of any copyright fees incurred by PPD that are necessary for PPD to produce such copies, unless Sponsor provides a written representation and warranty that 1) Sponsor has paid any and all fees and costs associated with said copying and/or distribution of the material to be copied and or distributed; or 2) PPD is not required to pay a copyright fee to make copies or distribute the subject material. Sponsor hereby expressly agrees to indemnify PPD for any and all damages, losses, and costs PPD may suffer as a result of making and/or distributing copyrighted material pursuant to Sponsor’s written request.

2.4           Sponsor shall have the right, but not the obligation, to independently visit PPD or any site where the Services are performed to review the performance of the Services. In the event Sponsor intends to undertake such visits, Sponsor shall provide reasonable notification to PPD, and PPD shall provide assistance and cooperation. Sponsor’s authorized representatives may be required to sign a confidentiality agreement, or an access agreement for special access-controlled areas.

2.5           All documentation related to the Services performed hereunder shall be promptly and fully disclosed to Sponsor by PPD upon request, or as set forth in the Protocol(s) or Project Addendum(s). PPD shall make available all such documentation at PPD or at the investigator’s site upon request for inspection, copying, review and audit at reasonable times by representatives of Sponsor, the FDA or any other regulatory agencies.

2.6           PPD agrees to promptly take any reasonable steps that are requested by Sponsor as a result of an audit to cure deficiencies in all documentation related to the Services including case report forms. PPD shall retain all documentation related to the Services, in compliance with good clinical practice standards and applicable federal and state laws, rules and regulations.

2.7           PPD shall notify Sponsor within forty-eight (48) hours (or earlier if required by law) following PPD’s knowledge of any event that occurs whenever an event occurs that is unexpected or which may have an effect on the validity of any of PPD’s work hereunder. PPD shall document the nature and cause of the event and both parties shall document their respective actions taken as a result of such event.

3.            Compensation and Payment.

3.1           A study budget and payment schedule for each study shall be included in each Project Addendum. Except as otherwise expressly provided in a payment schedule attached to an applicable Project Addendum, PPD shall submit to Sponsor an invoice describing the Services performed and, where applicable, costs incurred during a particular month on a monthly basis and Sponsor shall pay said all amounts of uncontested payments of invoices within thirty (30) days of receipt.

3.2           In the event any Project Addendum, or this Agreement, is terminated pursuant to Section 4 of this Agreement, PPD shall be compensated for all approved fees and costs incurred pursuant to a Project Addendum up to the date of termination as demonstrated in the applicable Project Addendum Payment Schedule. Additionally, PPD shall be reimbursed any and all approved uncancellable obligations incurred prior to the date of termination as regards third parties. Any funds held by PPD which shall be shown by Sponsor to be unearned at the date of termination shall be returned to Sponsor within forty-five (45) days of Project Addendum Termination. Certain Services of PPD require greater utilization of resources at the outset such that compensation based on a percentage of milestones completed prior to PPD completing the full milestone would work to the detriment of PPD. Accordingly, the Parties agree that in the event of early termination, compensation for partially completed milestones shall be made on a time and materials basis.

3.3           Upon expiration of each Project Addendum the parties agree to reconcile the payments made in accordance with the associated budget for that Project Addendum. In the event that the Sponsor owes PPD any additional compensation for approved services, Sponsor shall remit payment to PPD within thirty (30) days of expiration for all undisputed charges. In the event that the Sponsor has compensated PPD in excess of the charges for the actual services performed PPD shall remit such overages to Sponsor within thirty (30) days of expiration.

3.4           Payments to PPD shall be made to:

PPD Development, LLC
P.O. Box 75468
Charlotte, NC 28275-5468
Tax ID# 74-2325267

3.5           Taxes (and any penalties thereon) imposed on any payment made by Sponsor to PPD shall be the responsibility of PPD.

3.6           As used in this Agreement, the term “Pass-Through Costs” means all investigator, Institutional Review Board or other applicable pass-through costs actually incurred by PPD under this Agreement or the Project Addendum in order to expedite successful completion of a Study, which costs are normal and routine to studies similar to such Study (e.g., advancing an investigator’s Institutional Review Board fee or reimbursing reasonable additional patient expenses). All Pass-Through Costs not set forth on the Project Addendum must be pre-authorized by Sponsor in writing.

3.7           Sponsor further agrees to reimburse PPD, upon receiving sufficient documentation for expenses in excess of Twenty-Five Dollars ($25.00) for all reasonable out-of-pocket costs, related travel and hotel expenses for meetings and travel required for the Services and set forth in the Project Addendum(s). All travel and miscellaneous expenses not set forth on the Project Addendum(s) must be pre-authorized by Sponsor in writing.

4.            Term and Termination.

4.1           The term of this Agreement shall commence as of the Effective Date and end on the day three years from the Effective Date unless earlier terminated in accordance with this Section 4. Project Addenda shall commence upon the date of complete execution by the parties and shall terminate upon the completion of Services unless earlier terminated in accordance with this Section 4.

4.2           This Agreement or Project Addendum may be terminated with or without cause by Sponsor upon thirty (30) days prior written notice, except in the case of a debarment or threatened debarment of PPD in which case Sponsor may terminate this Agreement immediately upon written notice.

4.3           PPD may terminate this Agreement or Project Addendum(s) with or without cause upon thirty (30) days prior written notice to Sponsor.

4.4           The termination of this Agreement by either party shall automatically terminate any and all Project Addenda, unless otherwise agreed.

4.5           The obligations of the parties contained in Sections 6, 7, 8, 9 and 15 hereof shall survive termination of this Agreement.

5.            Personnel.

5.1           The Services with respect to each Study shall be performed by PPD under the direction of the person identified as the Project Manager in the applicable Project Addendum or such other person acceptable to Sponsor as PPD may from time to time designate the Project Manager, such Sponsor acceptance not to be unreasonably withheld.

5.2           PPD shall be obligated at all times to provide a sufficient number of trained clinical research personnel on a given Study to meet the demands of said Study.

5.3           PPD shall not subcontract or assign any Services under a Project Addendum without the prior written consent of Sponsor, such consent not to be unreasonably withheld. In the event that PPD is given permission to subcontract or assign services PPD shall ensure that any such subcontractor or assignee is aware of the terms of this Agreement and Project Addendum and agrees to be bound by same. PPD shall be responsible for any breach of the terms of this Agreement or Project Addendum by any subcontractor or assignee. All approved subcontractors and assignees are required to execute a Confidentiality Agreement between PPD and Sponsor.

5.4           During the period in which a particular Study is being conducted, neither party shall solicit any personnel of the other who is material to the performance of the particular Study without the prior written consent of the other party. For purposes of this Section 5.4, “solicit” means the initiation by either party of a contract with any of the other party’s then current personnel for the purposes of offering employment to such personnel, but shall not include the circumstance where any such personnel initiate a contact with a party for the purpose of obtaining employment with that party, whether in response to a general advertisement of employment placed by that party or otherwise or where such contact is initiated by a third party who was not instructed to contact such personnel by the party.

6.            Confidentiality.

6.1           PPD agrees to treat any information including, but not limited to, all materials, documents, information, programs and suggestions of any kind obtained from Sponsor or generated or created by PPD as a direct result of performing the Services under this Agreement, exclusive of research methodologies and computer software and code developed by PPD unless specifically included, to be referred to herein as the “Information”, as the confidential and exclusive property of Sponsor. Notwithstanding the foregoing, PPD research methodologies and computer software and codes shall not include research methodologies and computer software and codes that may be licensed to PPD from Sponsor or an agent of Sponsor as a result of a technology transfer. In any and all such instances such information shall be the confidential and exclusive property of Sponsor.

6.2           PPD agrees that it will use any Information only to provide the Services and for no other purpose without the prior written consent of Sponsor. PPD agrees not to disclose any of the Information to any third party without first obtaining the written consent of Sponsor. PPD further agrees to take all reasonable steps to ensure that the Information shall not be used by its directors, officers, employees, agents, representatives and advisors (PPD “Representatives”), except on like terms of confidentiality as aforesaid, and that it shall be kept fully private and confidential by them. PPD shall be liable for any breach of this Section 6 by PPD Representatives. PPD shall only disclose confidential information to its PPD Representatives who reasonably need to know some in the performance of such party’s obligations under this Agreement.

6.3           The above provisions of confidentiality shall not apply to that part of the Information which PPD is able to demonstrate by documentary evidence:

(a)           was in PPD’s possession prior to receipt from Sponsor or is developed independent from a Study; or

(b)           was in the public domain at the time of receipt from Sponsor; or

(c)           becomes part of the public domain through no fault of PPD, or the PPD Representative; or

(d)           is lawfully received by PPD from some third party having a right of further disclosure; or

(e)           is required by law to be disclosed provided that PPD has provided written notice to Sponsor of such request for disclosure prior to any disclosure to enable Sponsor to attempt to obtain a protective order to prevent the disclosure of the Confidential information.

6.4           PPD agrees that upon termination or expiration of this Agreement, or, at Sponsor’s request, it shall (and shall cause its PPD Representatives to return to Sponsor all parts of the Information provided by or generated for Sponsor in documentary form (including without limitations, all original records and reports used in any Study and complete and incomplete case report forms) and return or destroy any copies thereof made by PPD, or PPD representatives and all unused clinical supplies provided by Sponsor. Notwithstanding the foregoing, PPD may retain one archival copy of any such Information as is reasonably necessary for regulatory, insurance or business purposes, subject to the ongoing obligation to maintain the confidentiality of such information.

6.5           PPD acknowledges that disclosure or distribution of the Information or use of the Information contrary to the terms of this Agreement may cause irreparable harm for which damages at law may not be an adequate remedy, and agrees that the provisions of this Agreement prohibiting disclosure or distribution of the Information or use contrary to the provisions hereof may be specifically enforced by a court of competent jurisdiction in addition to any and all other remedies available at law or in equity.

6.6           All Confidential Information containing personal data shall be handled in accordance with all applicable law, including, but not limited to the European Data Protection Directive [EC/95/46].

Confidentiality Disclosure Agreement Text

All Confidential Information containing personal data shall be handled in accordance with all applicable law, including, but not limited to the European Data Protection Directive [EC/95/46]. These state that “personal data” will.

be processed fairly and lawfully

be obtained only for specified and lawful purposes, and not be processed in any incompatible manner be adequate, relevant and not excessive

be accurate and, where necessary, kept up to date

not be kept for longer than is necessary

be processed in accordance with the rights of Data Subjects

be protected by appropriate security measures

not be transferred to third parties unless adequate level of data Protection exist

PROPOSAL AND CONTRACT TEXT

Data Privacy

With the increase in legislation regarding data privacy across many European countries and the Safe Harbor Agreement between the United States and the European Union implemented in November 2000, PPD has appointed a privacy officer to ensure compliance with these guidelines. In the conduct of clinical trials, there are two primary areas impacted by these regulations:

•      Patient data

•      Investigator data

In order to comply with the eight “principles” (see below) relating to handling of personal data, PPD will provide guidance to (sponsor) and/or the investigator on the language required to obtain a compliant Patient Informed Consent. In addition, PPD will obtain the investigator’s consent to process their personal data.

In order to comply with the applicable legislation, PPD will require (sponsor) to confirm that they will abide by the eight “principles” in their handling of any data transferred from PPD.

The eight “principles” require that data is:

•      Fairly and lawfully processed

•      Processed for limited purposes

•      Adequate, relevant and not excessive

•      Accurate

•      Not kept any longer than necessary

•      Processed in accordance with the data subject’s rights

•      Secure

•      Not transferred to countries without adequate protection

A copy of the European Data Protection Directive [EC/95/46] is available at http://europe.eu.int/eur-lex/en/lif/dat/l995/en/395/L0046.html.”

7.            Intellectual Property.

7.1           Neither anything contained herein nor the delivery of any information to a party shall be deemed to grant the receiving party any right or licenses under any patents or patent applications or to any know-how, technology or inventions of the disclosing party.

7.2           Sponsor Property. Subject to Section 7.3 below, all inventions, improvements in know-how, new uses, processes and compounds or other intellectual property involving the Study Drug or Protocols covered by this Agreement and/or Project Addendum that are conceived or reduced to practice as a direct result of the Services (“Inventions”) shall be and remain the sole property of Sponsor. PPD hereby assigns to Sponsor all rights PPD or PPD Representatives may have n any Inventions involving a Study drug or Protocol and which 1) a direct result of PPD’s provision of the Services or 2) specifically set forth as a deliverable under a Services Addendum. PPD agrees to assist Sponsor, at Sponsor’s expense, in obtaining or extending protection therefor. PPD represents that it has and will continue to have agreements with PPD Representatives to effectuate the terms of this Section. These obligations shall continue beyond the termination of this Agreement with respect to all Inventions conceived by PPD and PPD Representatives while providing services to Sponsor pursuant to this Agreement and shall be binding upon PPD’s assignees, administrators, and other legal representation.

7.3           PPD Property. It is acknowledged that PPD possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to, data processes, technology, means or know-how developed by PPD which relate to data collection or data management and laboratory analyses, analytical methods, procedures and techniques, computer technical expertise and software (including codes) which have been independently developed without the benefit of any information provided by Sponsor (collective, “PPD Property”). Sponsor and PPD agree that any PPD Property or improvements thereto are the sole and exclusive property of PPD. Notwithstanding the foregoing, PPD research methodologies and computer software and codes shall not include research methodologies and computer software and codes that may be licensed to PPD from Sponsor or an agent of Sponsor as a result of a technology transfer. In any and all such instances such information shall be the confidential and exclusive property of Sponsor.

8.            Publication.

PPD may not publish any articles or make any presentations relating to the Services or referring to data, information or materials generated as part of the Services, in whole or in part, without the prior written consent of Sponsor.

9.            Indemnification.

9.1           Sponsor shall indemnify PPD, its directors, officers, employees, and internal review board for any and all damages, costs, expenses and other liabilities, including reasonable attorney’s fees and court costs, incurred in connection with any third-party claim, action or proceeding arising from this Agreement or PPD’s connection to a Study, provided however, that Sponsor shall have no obligation hereunder with respect to any claim, action or proceeding to the extent shown by a court of competent jurisdiction to have arisen from the negligence or intentional misconduct on the part of PPD or any of its directors, officers, employees, agents or representatives or breach by PPD of any of its obligations under this Agreement.

9.2           PPD shall indemnify Sponsor, its directors, officers and employees for any and all damages, costs, expenses and other liabilities, including reasonable attorney’s fees and court costs, incurred in connection with any third-party claim, action or proceeding to the extent shown by a court of competent jurisdiction to have arisen from the negligence or intentional misconduct of PPD or any of its directors, officers, employees, agents or representatives or breach of PPD of any of its obligations under this Agreement.

9.3           Any party liable to provide indemnification hereunder shall be entitled, at its option, to control the defense settlement of any claim on which it is liable, provided that the indemnifying party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the claim as the disposition or settlement relates to the party being indemnified. The indemnified party shall reasonably cooperate in the investigation, defense and settlement of any claim for which indemnification is sought hereunder and shall provide prompt notice of any such claim or reasonably expected claim to the indemnifying party. An Indemnified party shall have the right to retain its own separate legal counsel at its own expense.

10.          Insurance

PPD shall obtain any insurance coverage necessary and proper for performing the Service contemplated hereunder and shall forward to Sponsor a certificate evidencing such insurance prior to commencing Services hereunder.

11.          Independent Contractor Relationship.

The parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturer. Both parties agree that neither shall have power or right to bind or obligate the other, nor shall either hold itself out as having such authority.

12.          Publicity.

Except as required by law, neither party shall use the name of the other party nor of any employee of the other party in connection with any publicity without the prior written approval of the other party.

13.          Force Majeure.

In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, restrictive government or judicial orders or decrees, riots, insurrection, war, Acts of God, inclement weather or other similar reason or a cause beyond such party’s control, then performance of such act shall be excused for the period of such delay provided that the affected party shall use its commercially reasonable efforts to avoid or remove such causes of non- performance and shall continue performance with the utmost dispatch whenever such causes are removed. Any timelines affected by such force majeure shall be extended for a period equal to that of the delay and any affected Study Budgets shall be adjusted to reflect costs increases resulting from force majeure. Notice of the start and stop of any such force majeure shall be provided to the other party.

14.          Record Storage.

14.1         During the term of this Agreement, PPD shall maintain all materials and all other data obtained or generated by PPD in the course of providing the Services hereunder, including all computerized records and files. During the term of this Agreement and for a period of two years after its expiration or termination, Sponsor may audit any records of PPD associated with this Agreement, including, but not limited to financial records, Study records, and patient records. Financial records may include invoice records, invoices from third parties, contracts with third parties and payments relating to this Agreement. PPD shall cooperate with any audit by Sponsor and make available to Sponsor for examination and duplication, during normal business hours and at the mutually agreeable times, all documentation, data and information relating to a Study.

14.2         Upon the expiration or termination of this Agreement all materials and all other data and information obtained or generated by PPD in the course of providing the Services hereunder shall, at Sponsor’s option, be (i) delivered to Sponsor at its expense and risk to its offices in Liberty Corner, New Jersey in such form as is then currently in the possession of PPD, (ii) retained by PPD for Sponsor for a period of two years, or (iii) disposed of as directed by written request of Sponsor, unless such materials are otherwise required to be stored or maintained by PPD under applicable law. If PPD is required or requested to maintain and/or store such material for a period beyond two years after the termination or expiration of this Agreement, the parties shall mutually agree on PPD’s compensation therefore. In no event shall PPD dispose of any materials or data or other information obtained or generated by PPD in the course of providing the Services hereunder without first giving Sponsor sixty (60) days prior written notice of its intent to dispose same.

Notwithstanding the foregoing, PPD may retain copies of any such materials, data and information as is reasonably necessary for regulatory purposes or to demonstrate the satisfaction of its obligations hereunder, all subject to the confidentiality obligations set forth herein.

15.          Regulatory Compliance.

15.1         PPD hereby certifies that it has not been debarred, and has not been convicted of a crime which could lead to debarment, under the Generic Drug Enforcement Act of 1992. In the event that PPD or any of its officers, directors, or employees under contract to perform services under a Project Addendum with Sponsor becomes debarred or receives notice of action or threat of action with respect to its debarment, PPD shall notify Sponsor immediately.

15.2         PPD hereby certifies that it has not utilized, and will use its reasonable best efforts not to utilize, the services of any individual or entity in the performance of services under this Agreement or any Project Addendum that has been debarred or that has been convicted of a crime which could lead to debarment under the Generic Drug Enforcement Act of 1992. In the event that PPD receives notice of the debarment or threatened debarment of any such individual or entity, PPD shall notify Sponsor immediately.

15.3         PPD agrees to inform Sponsor promptly of any regulatory action taken against PPD regarding Studies, and to provide a copy of any written correspondence received from a regulatory agency, that may affect PPD’s work hereunder. PPD agrees to notify Sponsor of any request received from any applicable regulatory or other governmental agency to inspect or otherwise gain access to the information, data or materials pertaining to the Services performed by PPD under this Agreement and the Project Addendums. When possible, PPD shall notify Sponsor of such requests prior to permitting and third-party access and Sponsor and PPD shall jointly agree on a course of action in accordance with applicable law. PPD agrees to permit inspection of such information, data and materials by authorized representatives of such agencies as required by law and shall notify Sponsor of such inspection promptly. PPD shall provide Sponsor with copies of such notices(s), related correspondence and any regulatory inspection reports and permit Sponsor representatives to attend such visits.

15.4         Under certain circumstances, PPD is required by law to report adverse unexpected events to appropriate regulatory agencies. Should such a reporting requirement arise for the Services covered by this Agreement, PPD shall comply with its obligations under applicable laws, shall immediately inform Sponsor of the substance of such results and shall provide Sponsor with a copy of any report for review and comment prior to submission, where practicable, to an applicable regulatory agency.

16.          Notices.

Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally or by fax or five (5) days after the date postmarked if sent by registered or certified U.S. mail, return receipt requested, postage prepaid to the following address:

If to PPD:                               PPD Development, LLC
31511 7th Street Extension
Wilmington, North Carolina 28412
Attention: CEO
Tel: (910)251-0081
Fax: (910) 762-5820

If to Sponsor:                        Reliant Pharmaceutical, LLC
110 Allen Road
Liberty Corner, NJ 07938
Attn: Joseph Krivulka, President
Tel: (908) 542-4008
Fax: (980) 542-9406

Copy to:                                 Reliant Pharmaceutical, LLC
110 Allen Road
Liberty Corner, NJ 07938
Attn: Michael Lerner, VP and, General Counsel
Tel: (908) 542-4008
Fax: (980) 542-9406

17.          Severance.

If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, provided the surviving agreement materially comports with the parties’ original intent.

18.          Waiver.

Waiver or forbearance by either party or the failure by either party to claim a breach of any provision of this Agreement or exercise any right or remedy provided by this Agreement or applicable law, shall not be deemed to constitute a waiver with respect to any subsequent breach of any provision hereof.

19.          Changes and Modification.

No changes or modifications of this Agreement or any Project Addendum shall be deemed effective unless in writing and executed by the parties hereto.

20.          Assignment.

This Agreement and any Project Addendum may not be assigned by either party without the prior written consent of the other party, provided, however, the parties may assign this Agreement or a Project Addendum to a successor to the party’s business interests and Sponsor shall have the right to assign it’s successor and business partner upon conversion from an LLC to another legal entity.

21.          No Conflicts

PPD represents and warrants that this undertaking, including each Project Addendum accepted by PPD, does not conflict with its duties and obligations under any other agreement to which it is a party, including any agreements with any other contractor or institution or any policies applicable to them.

22.          Survival

Any terms of this Agreement, which by their nature extend beyond its performance, expiration or termination shall remain in effect indefinitely until fulfilled in accordance with their terms.

23.          Entire Agreement.

This Agreement represents the complete and entire understanding between the parties regarding the subject matter hereof and supersedes all prior negotiations, representations or agreements, either written or oral, regarding this subject matter.

IN WITNESS THEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers as of the date set forth above.

PPD Development, LLC	Reliant

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

AMENDMENT

This Amendment, made this 1st day of January, 2002, by and between PPD Development, LP, successor in interest to PPD Development, LLC (“PPD”) and Reliance Pharmaceuticals, LLC (“Institution”), shall be an amendment to the Clinical Research Agreement dated December 11, 2001 (“Agreement”).

WITNESSETH:

WHEREAS, PPD and Institution have entered into the Agreement which by its terms may be amended upon the mutual consent of the parties thereto; and

WHEREAS, PPD and Institution hereby mutually consent to amend the terms of the Agreement in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, for the valuable consideration contained herein, and intending to be legally bound, the parties agree as follows:

1.             The General Consulting rates in the original Project Addendum reflected the 2001 rates. This amendment revises the consulting rates to reflect the 2002 rates. These costs were revised based on a [***]% inflation rate. Please see Exhibit A.

2.             Time and Material tasks for technical review and/or general regulatory consulting will be based on the 2002 rates for all labor incurred during the 2002 calendar year.

3.             All other terms and conditions of the Agreement shall remain in full force unchanged.

IN WITNESS WHEREOF, the undersigned have executed this Agreement the day and year first written above.

Reliant Pharmaceuticals, LLC	PPD Development, LP

	By:	PPD GP, LLC
Its General Partner

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

[***]:     Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

General Consulting

PPD can provide a complete technical review or general regulatory consulting at the request of Reliant. Technical reviews and consulting costs are based on time expended on the project. The consulting rates for the relevant department staff are as follows:

Title	2002 Hourly Rate
Vice President, Regulatory and Scientific Affairs	$	[***]
Director, Regulatory Affairs (CMC, Preclinical expertise)	$	[***]
Regulatory Affairs Manager	$	[***]
Regulatory Specialist	$	[***]
Medical Writer	$	[***]
Manager Medical Writing	$	[***]
Senior Medical Writer	$	[***]
Director, Biostatistics	$	[***]
Senior Biostatistician	$	[***]
Vice President, Pharmacokinetic Services	$	[***]

*Rates for the above positions reflect the year 2002 (Based on Year 2001 rates plus 4% inflation). Rates for 2003 will be addressed if significant amount of work flows in to that year. Other PPD personnel may assist in this project from time-to-time and will be billed accordingly.

[***]:     Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

AMENDMENT NO. 1

THIS AMENDMENT NO. 1 (“Amendment”) is made this 6th day of July, 2006 by and between Reliant Pharmaceuticals, Inc. (“Reliant” or “CLIENT”) and PPD Development, LP (“PPD”).

WHEREAS, CLIENT and PPD entered into a certain Master Services Agreement dated December 11, 2001 (“Agreement”) pursuant to which PPD provides CLIENT certain clinical research services; and

WHEREAS, CLIENT and PPD wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       The term of the Agreement shall be extended for an additional three (3) year term, to and through December 31, 2007.

2.                                       The parties agree that confidentiality shall continue to be governed by the Confidentiality Agreement between the parties dated February 1, 2006

3.                                       In the event of any inconsistency or conflict of terms between the Agreement and this Amendment, the terms of this Amendment shall control.

4.                                       Except as provided herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

RELIANT PHARMACEUTICALS, INC.		PPD DEVELOPMENT, LP
By: PPD GP, LLC Its: General Partner

By:	/s/ Steve Ketchum	By:	/s/ Paul Covington

Name:	Steve Ketchum, Ph.D.	Name:	Paul S. Covington, MD

Title:	Sr. VP, R&D and Medical Affairs	Title:	Executive Vice President of Development

Date:	August 1, 2006	Date:	July 17, 2006